INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Form SB-1 Registration Statement and Prospectus of Hudson's Grill International, Inc. ("The Company") of our report dated April 3, 2000 accompanying the financial statements of The Company contained in such Registration Statement and Prospectus, and to the use of our name and reference to us therein.

Hein + Associates LLP

Certified Public Accountants

August 10, 2000

Dallas, Texas